U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

  Hiebert                            Quinton                 L.
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   (Last)                            (First)              (Middle)

                                11748 SW Seventh
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                                    (Street)

    Yukon                              OK                   73099
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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol


Summit Life Corporation (SUMC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


December 31, 2002
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Prinipal Accounting Officer
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                      2A.                        Securities Acquired (A) or      Securities     ship
                                      Deemed                     Disposed of (D)                 Beneficially   Form:     7.
                        2.            Execu-                     (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                        Trans-        tion          3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                      action        Date          Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security       Date          if any        Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)              (mm/dd/yy)    (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock            1/31/02       --             L               500         A      $  650.00    375        I         IRA
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Common Stock            4/30/02       --             L               200         A      $1,000.00  5,675        D
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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
             2.                                                                                           Deriv-    of
             Conver-           3A.             5.                              7.                         ative     Deriv-   11.
             sion              Deem-           Number of                       Title and Amount           Secur-    ative    Nature
             or                ed              Derivative    6.                of Underlying     8.       ities     Secur-   of
             Exer-             Exe-            Securities    Date              Securities        Price    Bene-     ity:     In-
             cise     3.       cution          Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price    Trans-   Date   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.           of       action   if,    Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of     Deriv-   Date     any    action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative   ative    (Month/  (Month Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security     Secur-   Day/     Day/   (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)    Year)  8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:




        /s/ Quinton L. Hiebert                                March 20, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.